Exhibit 10.26

CHAIRMAN AGREEMENT

CHAIRMAN AGREEMENT (this “Agreement”), dated as of [•] between Empatan Public Limited Company (the “Company”) and Ophir Sternberg (“Sternberg,” together with the Company, the “Parties” and, each, a “Party”).

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among Lionheart III Corp, a Delaware corporation, Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 listed on the Australian Stock Exchange, the Company and Aryeh Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, in connection with the business combination set forth in the BCA; and

WHEREAS, conditioned upon the closing of the transactions contemplated by the BCA, the Company desires to retain the services of Sternberg, and Sternberg desires to provide such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1. Duties and Location. The Company hereby agrees to retain Sternberg, and Sternberg hereby agrees to provide such services to the Company, on the terms and subject to the conditions set forth herein. During the Term (as defined in Section 2 below), Sternberg shall serve the Company as Chairman of the Board of Directors and shall report exclusively and directly to the Board of Directors (the “Board”). Sternberg shall perform the duties consistent with Sternberg’s title and position and such other duties commensurate with such position and title as shall be specified or designated by the Company from time to time. Subject to Sternberg’s appointment thereto, and without additional compensation, Sternberg shall hold such other or additional titles and serve, during the Term, in such other or additional capacities to which Sternberg may be appointed from time to time in the Company and its affiliated companies, provided such titles and additional capacities are consistent with Sternberg’s above-stated position and duties. Sternberg may be requested, at the Company’s expense, to reasonably travel in connection with the performance of Sternberg’s duties.

2. Term; Termination.

2.1 Term. Sternberg’s service hereunder shall commence upon the closing of the transactions contemplated by the BCA and shall continue for as long as Sternberg serves as a member of the Board unless terminated earlier pursuant to Section 2.2 (the “Term”).

2.2 Termination for Cause. In the event of “Cause” (as defined below), the Company may terminate this Agreement with immediate effect by written notice to Sternberg.

2.3 Cause. “Cause” shall mean circumstances under which Sternberg is removed from his position as member of the Board, provided that such removal is in accordance with the Constitution of the Company.

3. Compensation. During the Term, Sternberg shall be entitled to the following compensation and benefits.

3.1 Salary. Sternberg shall not receive a base salary or any other cash compensation for his service as a member of the Board.

3.2 Equity Grant. As soon as practicable after the effectiveness of the registration of the Company’s capital stock (“Company Stock”) on Form S-8, and subject to the approval of the Board, Sternberg shall receive restricted stock units (“RSUs”) of Company Stock representing 3% of the issued and outstanding Company Stock on a fully diluted basis on the grant date (the “RSU Grant”). The RSU Grant shall be made in accordance with and subject to the terms and conditions of the Company’s 2022 Incentive Equity Plan (the “Plan”) and applicable award agreement. The RSU Grant shall be subject to a vesting schedule as follows: 20% of the RSUs shall be fully vested immediately upon grant and the remaining RSUs shall vest quarterly on the last day of each calendar quarter thereafter over a period of three (3) years, beginning with the first full calendar quarter following the date of grant of the RSUs, subject to the Sternberg’s continued service with the Company through each such vesting date, pursuant to the terms of this Agreement, the Plan and the applicable award agreement. In the event of any Change in Control (as defined in the Plan), the RSU Grant, to the extent any portion remains unvested, shall vest in full contingent upon and as of the effective date of the Change in Control. Sternberg shall be entitled to such other equity grants as the Board or compensation committee thereof may determine. For the avoidance of doubt, the RSUs and any other derivative securities or Company Stock received pursuant to the Plan shall not be subject to that certain Lock-Up Agreement entered into in connection with the BCA.

3.3 Benefits. Sternberg shall not be entitled to participate in any employee benefit plans.

3.4 Vacation and Other Paid Time Off. Sternberg shall not be entitled to paid vacation, or sick days or any other paid time off.

3.5 No Employment Relationship. Sternberg enters into the Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Sternberg look to Company as his employer. It is expressly agreed by the Parties that Sternberg is not an employee or commercial agent of the Company and that this Agreement is a contract for services.

3.6 Appointment to the Board. The Company and the Board of Directors shall support and advocate for Sternberg’s appointment to the Board during the Term in accordance with the voting agreement between the Company and certain other persons to be entered into on or about the date hereof.

4. Best Efforts. During the Term, Sternberg shall (i) in all respects conform to and comply with the lawful directions and instructions given to Sternberg by the Board; (ii) devote such of Sternberg’s business time, energy and skill to Sternberg’s services under this Agreement as Sternberg deems necessary and reasonable; (iii) use Sternberg’s best efforts to promote and serve the interests of the Company and to perform Sternberg’s duties and obligations hereunder in a diligent, trustworthy, businesslike, efficient and lawful manner; (iv) comply with all applicable laws and regulations, as well as the policies and practices established by the Company from time to time and made applicable to the Board; and (vi) not engage in any activity that, directly or indirectly, impairs or conflicts with the performance of Sternberg’s obligations and duties to the Company, or creates a potential business or fiduciary conflict with the Company, as reasonably determined by the Company.

5. Reimbursement for Expenses. Sternberg is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder in accordance with the Company’s expense reimbursement policies, as the same may be modified by the Company from time to time in its sole and complete discretion (the “Reimbursement Policies”). Subject to the provisions of Section 15.1 below (Section 409A Compliance), the Company shall reimburse Sternberg for all such proper expenses upon presentation by Sternberg of itemized accounts of such expenditures in accordance with the terms of the Reimbursement Policies.

6. Termination. Upon expiration or termination of the Term for any reason, Sternberg shall, upon request of the Company, immediately be deemed to have resigned from all boards, offices and appointments held by Sternberg in or on behalf of the Company. In furtherance hereof, upon expiration or termination of the Term, Sternberg, at the direction of the Board, shall immediately submit to the Company letter(s) of resignation for any such boards, offices, and appointments. If Sternberg fails to tender such letter(s) of resignation, then the governing body or person with respect to such boards, offices and appointments will be empowered to remove Sternberg from such boards, offices, and appointments.

7. Effect of Termination of Service.

7.1 Generally. Upon the expiration or termination of the Term, Sternberg shall have no right to receive any compensation, benefits or any other payments or remuneration of any kind from the Company pursuant to this Agreement, except as otherwise provided by this Section 7, in Section 11 below, in any separate written agreement between Sternberg and the Company or as may be required by law. Upon the expiration or termination of the Term, Sternberg shall receive the following payment for unreimbursed business expenses subject to, and in accordance with, the terms of Section 5 above (collectively, the “Accrued Obligations”), which payment shall be made within 30 days after Sternberg submits the applicable supporting documentation to the Company, and in any event no later than on or before the last day of Sternberg’s taxable year following the year in which the expense was incurred. Notwithstanding the termination of this Agreement, Sternberg shall continue to comply with the confidentiality obligations in this Agreement in relation to any trade secrets.

7.2 Termination Payments. Upon the expiration or termination of the Term for any reason other than termination for Cause, in addition to the Accrued Obligations, Sternberg shall be entitled to receive immediate vesting of unvested outstanding equity awards (including the RSU Grant).

7.3 Termination for Cause. Upon the termination of the Term for Cause, all unvested outstanding equity awards (including the RSU Grant) shall be cancelled and forfeited and Sternberg shall not be entitled to any compensation therefor.

8. Confidentiality, Non-Solicitation and Non-Competition.

8.1 Representations and Acknowledgements. For purposes of Sections 8-11 and 13 hereof, the term “Company” shall refer to not only the Company, but also, jointly and severally, any entity, directly or indirectly, through one or more intermediaries, controlled by, in control of, or under common control with, the Company (collectively, “Company Affiliates”). Sternberg acknowledges and agrees that: (i) among the most valuable and indispensable assets of the Company are its Confidential Information (defined below) and close relationships with its Suppliers (defined below, which includes, without limitation, employees), which the Company has devoted and continues to devote a substantial amount of time, money and other resources to develop; (ii) in connection with Sternberg’s service with the Company, Sternberg will be exposed to and acquire the Company’s Confidential Information and develop, at the Company’s expense and support, special and close relationships with the Company’s Suppliers; (iii) the Company’s Confidential Information and close Supplier relationships must be protected; (iv) this Section 8 is a material provision of this Agreement and the Company would not engage Sternberg hereunder but for the promises and acknowledgements that Sternberg makes in this Section 8; (v) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted and that such covenants do not impose a greater restraint on Sternberg than is necessary to protect the Company’s Confidential Information, close Supplier relationships and other legitimate business interests; (vi) Sternberg’s compliance with such covenants will not inhibit Sternberg from earning a living or from working in Sternberg’s chosen profession; and (vii) any breach of such covenants will result in the Company being placed at an unfair competitive disadvantage and cause the Company serious and irreparable harm to its business.

8.2 Confidential Information; Data Protection.

(a) Protection of Confidential Information. During the Term and at all times thereafter, Sternberg will not, except to the extent necessary to perform Sternberg’s duties hereunder or as required by law, directly or indirectly, use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (de-fined 8.2(b) below) of the Company. If it is necessary for Sternberg to disclose Confidential Information to a third party to perform the duties hereunder Sternberg may only do so on a need-to-know basis and subject to the third party being subject to appropriate confidentiality obligations by contract or law. If it is necessary for Sternberg to use or disclose Confidential Information so as to comply with any law, rule, regulations, court order, subpoena or other governmental mandate or investigation, Sternberg shall give prompt written notice to the Company of such requirement (to the extent legally permissible), disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment. In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier or other party regarding the confidential information of such customer, vendor, supplier or other party, which is more restrictive than specified above in this Section 8.2, and of which Sternberg has notice or is aware, Sternberg shall adhere to the provisions of such other confidentiality agreement, in addition to those of this Section 8.2. Sternberg shall exercise reasonable care to protect all Confidential Information. Sternberg will immediately give notice to the Company of any unauthorized use or disclosure of Confidential Information. Sternberg hereby represents and warrants that he shall assist the Company in remedying any such unauthorized use or disclosure of Confidential Information.

(b) Confidential Information Defined. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company, its business or properties that the Company or its contractors or affiliates have furnished or furnish to Sternberg, whether before or after the date of this Agreement, or is or becomes available to Sternberg by virtue of Sternberg’s service with the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all such information generated by Sternberg that, in each case, has not been published or disclosed to, and is not otherwise known to, the public. Confidential Information includes, without limitation, customer lists, customer requirements and specifications, designs, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development, marketing concepts, personnel matters (including employee skills and compensation), drawings, specifications, instructions, methods, processes, techniques, computer software or data of any sort developed or compiled by the Company, formulae or any other information relating to the Company’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof. For the avoidance of doubt, Sternberg acknowledges and agrees that Confidential Information protected under this Agreement includes information regarding pay, bonuses, benefits and perquisites offered to or received by employees of the Company, as well as non-public information regarding the unique and special skills of specific employees and how such skills are valuable and integral to the Company’s operations. Notwithstanding the foregoing, Confidential Information shall not include any information (i) that is generally known to the industry or the public other than as a result of Sternberg’s breach of this covenant; (ii) that is made available to Sternberg by a third party without that party’s breach of any confidentiality obligation; or (iii) which was developed by Sternberg outside or independent of Sternberg’s performance of Sternberg’s obligation to render services on behalf of the Company.

(c) Immunity for Certain Limited Disclosures. Sternberg acknowledges that Sternberg has been notified in accordance with the federal Uniform Trade Secrets Act (18 U.S. Code § 1833(b)(1)) that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Permitted Disclosures. Sternberg also acknowledges that nothing in this Agreement shall be construed to prohibit Sternberg from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

(e) To the extent that Sternberg is located in a country that is not deemed to have an adequate level of protection by the European Commission (including the US), the Company (as data exporter) and Sternberg (as data importer) agree to incorporate Module Two of the Standard Contractual Clauses (available here: https://ec.europa.eu/info/law/law-topic/data-protection/international-dimension-data-protection/standard-
contractual-clauses-scc/standard-contractual-clauses-international-transfers_en) by reference subject to the following: (a) for Clause 9(a) there is general authorization for sub-processors; (b) for Clause 17 the governing law is Irish law and the jurisdiction is Ireland; (c) for Annex I, the details of the parties are as set out this Agreement, the data transferred is personal data of employees of Company for use by Sternberg to provides the services under this Agreement, no sub-processors will be used other than Sternberg’s standard IT providers for email and cloud storage and the competent supervisory authority is the Irish Data Protection Commission; (d) for Annex II, the technical and organizational measures are those set out in Sternberg’s Information Security Policy , which has been or will be provided to Company.

9. Intellectual Property.

9.1 Sternberg acknowledges and agrees that all Intellectual Property (defined below) created, made or conceived by Sternberg (solely or jointly) in the course of Sternberg’s performing service for the Company (regardless of whether such Intellectual Property was created, conceived or produced during Sternberg’s regular work hours or at any other time) (“Company Intellectual Property”) shall automatically vest in and be and remain the sole, absolute, unencumbered and exclusive property of the Company for any and all purposes and uses whatsoever as soon as Sternberg conceives or develops such Company Intellectual Property, and Sternberg hereby agrees and undertakes that he or his assigns, executors, heirs, administrators or personal representatives shall have no right, title or interest of any kind or nature therein or thereto, or in or to any results and proceeds therefrom. Sternberg hereby irrevocably and unconditionally assigns all rights, title, and interest in such Company Intellectual Property to the Company and agrees that the Company is under no further obligation, monetary or otherwise, to Sternberg for such assignment. Sternberg also hereby waives all claims to any moral rights or other special rights that Sternberg may have or may accrue in any Company Intellectual Property. To the extent that any such moral rights or other special rights cannot be assigned under applicable law or do not automatically vest in the Company, Sternberg hereby waives and agrees not to enforce any and all such rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law. Sternberg shall promptly disclose in writing to the Company the existence of any and all Company Intellectual Property. Sternberg hereby expressly assigns, transfers and conveys to the Company all Company Intellectual Property upon creation, including, the right to sue for any past infringement. Sternberg confirms that if any independent contractor is retained by Sternberg in order to create Intellectual Property for the purposes of this Agreement that the provisions in Sections 9.1 and 9.2 equally apply to such Intellectual Property and Sternberg shall procure the assignment of such Intellectual Property to the Company or waiver of moral rights from any independent contractors in order to provide the Company the full benefit of this Section 9.

9.2 As used in this Agreement, “Intellectual Property” shall mean and include any ideas (whether or not protectable under trade secret laws), inventions (whether or not patentable), designs, improvements, discoveries, innovations, developments, patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, or confidential information. As used in this Agreement, “Intellectual Property Rights” shall mean and include all intellectual property rights, industrial property rights and proprietary rights worldwide, including rights in and to (a) patents, inventions, industrial designs and other governmental grants for the protection of inventions or industrial designs, including any patent applications, whether already filed or in preparation or contemplation of filing, (b) copyrights and moral rights, (c) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (d) trade secrets, know-how and confidential information, (e) trademarks, trade names, logos, service marks, trade dress, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized by or associated with any of the foregoing, (f) databases, data compilations and collections, and customer and technical data, (g) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (h) analogous rights to those set forth above, and (i) rights to sue for past, present, and future infringement of the rights set forth above. Sternberg acknowledges and agrees, that he may not now, or at any time in the future, use or exploit the Company Intellectual Property without the express written permission of the Company, except insofar as is necessary for the performance of his duties hereunder. The Company shall, in its sole discretion, be entitled to apply for Intellectual Property Rights in respect of the Company Intellectual Property. Sternberg agrees, if and whenever required to do so (whether during or after the termination of this Agreement), at the expense of the Company, to do all things necessary, execute such deeds and documents and provide all such assistance as the Company may reasonably require to enable the Company to obtain and maintain the benefit of all Intellectual Property Rights in any part of the world, and Sternberg acknowledges that he will not be entitled to any further compensation or fees in respect of the performance of his obligations under this clause save as may be provided for by law.

9.3 Sternberg hereby irrevocably appoints the Company to be his attorney or agent in its name and on its behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this clause.

9.4 Sternberg warrants and represents, that none of the Company Intellectual Property or the exercise of them will infringe any Intellectual Property Rights of a third party, including, in particular but without limitation, any patents, copyrights, registered designs, moral rights or trade secret rights. Sternberg agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company or a third party may incur or suffer whether direct or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) as a result of any dispute or contractual, tortious or other claims or proceedings brought against the Company by a third party alleging infringement of its intellectual property rights by reason of the use or exploitation of any Company Intellectual Property conceived, originated, made or developed by Sternberg, provided that:

(a) the Company shall forthwith give written notice to Sternberg of any claims or proceedings following receipt of them;

(b) the Company shall make no admission of liability and must give Sternberg sole authority to defend or settle the claims or proceedings at its cost and expense;

(c) the Company must give Sternberg all reasonable assistance in connection with the claims or proceedings at Sternberg’s cost and expense;

(d) in addition to the aforesaid indemnity, where an injunction restraining use or exploitation by the Company of any Company Intellectual Property is, in the opinion of the Company’s legal advisers, likely to be granted to the third party, Sternberg shall, do all such acts and things either to render them non-infringing without affecting any of its other duties and obligations under this Agreement or shall obtain a licence from the third party granting the Company the right to continue using them.

9.5 The obligations of the parties under this clause shall survive the expiry or the termination of this Agreement for whatever reason.

10. Non-Disparagement. Sternberg agrees not to, knowingly and intentionally, make any disparaging remark or send any disparaging communication on any date which is reasonably expected to result in, or does result in, damage to (i) the reputation of the Company on such date or (ii) the reputation of (A) the business, officers and directors of the Company on such date or (B) the employees of the Company on the date of this Agreement but only for so long as an employee remains an employee of the Company. The Company agrees not to, knowingly and intentionally, make any disparaging remarks or send any disparaging communications by press release or other formal communication or take any other action, directly or indirectly, with respect to Sternberg which is reasonably expected to result in, or does result in, damage to Sternberg’s reputation (it being understood that comments or actions by an individual will not be treated as comments or actions by the Company unless such individual is an officer or director of the Company or other-wise has both the authority to act, and is acting, on behalf of the Company with respect to such comments or actions). This Section does not apply to (i) truthful statements made in connection with legal proceedings, governmental and regulatory investigations and actions; (ii) any other truthful statement or disclosure required by law; or (iii) business-related intra-Company communications or to the Company’s communications with its shareholders, investors, auditors and/or legal advisors.

11. Cooperation. During and after the Term, Sternberg shall assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Sternberg, pertinent knowledge possessed by Sternberg, or any act or omission by Sternberg. Sternberg will also perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph. The Company will reimburse Sternberg for reasonable expenses Sternberg incurs in fulfilling Sternberg’s obligations under this Section 11, and, to the extent legally permitted, shall compensate Sternberg for all non-de minimis time spent by Sternberg fulfilling his obligations under this Section 11, at the rate of $500 per hour. Notwithstanding the foregoing, this Section shall not be applicable to any claim by the Company against Sternberg or by Sternberg against the Company.

12. Company Property. Sternberg agrees that all Confidential Information, trade secrets, drawings, designs, reports, computer programs or data, books, handbooks, manuals, files (electronic or otherwise), computerized storage media, papers, memoranda, letters, notes, photo-graphs, facsimile, software, computers, smart phones and other documents (electronic or other-wise), materials and equipment of any kind that Sternberg has acquired or will acquire during the course of Sternberg’s service with the Company are and remain the property of the Company. Upon termination of service with the Company, or sooner if requested by the Company, Sternberg agrees to return all such documents, materials and records to the Company and not to make or take copies of the same without the prior written consent of the Company. With regard to such documents, materials and records in electronic form, Sternberg shall first provide a copy to Company, and then irretrievably delete such electronic information from her electronic devices and accounts, including but not limited to computers, phones, personal email accounts, cloud storage accounts, and removable storage media. Sternberg agrees to provide the Company access to Sternberg’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Sternberg acknowledges and agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of the Company at any time with or without notice. Notwithstanding anything in this Agreement to the contrary, (x) Sternberg’s personal property, general knowledge (including general industry knowledge), skills, experience, awards, and personal memoirs (excluding any purposeful memorization of non-public Company Intellectual Property or Confidential Information) do not constitute trade secrets or Confidential Information, and are and shall remain Sternberg’s sole and exclusive property, and (y) Sternberg shall be entitled to retain, following termination of this Agreement, information showing Sternberg’s compensation or relating to reimbursement of business expenses incurred by Sternberg, and copies of this Agreement; provided, however, that Sternberg acknowledges and agrees that Sternberg shall not disclose the documents referenced in this clause (y) except to Sternberg’s representatives who have a need to know such information and are subject to appropriate confidentiality obligations applicable by law or by written agreement.

13. Injunctive Relief and Other Remedies. Sternberg acknowledges that a breach of Sections 8 through 11 of this Agreement will result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary and/or permanent injunction, without the necessity of posting a bond or of proving irreparable harm or injury as a result of such breach or threatened breach of Sections 8 through 11, restraining Sternberg from engaging in activities prohibited by Sections 8 through 11 and such other relief as may be required specifically to enforce any of the provisions in Sections 8 through 11. The provisions of this section shall not limit any other remedies available to the Company as a result of a breach of the provisions of this Agreement or otherwise. Additionally, each of the covenants and restrictions to which Sternberg is subject under this Agreement, including, without limitation those in Section 8 above, shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Sternberg against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and restrictions.

14. Indemnification and Liability Insurance.

14.1 The Company shall indemnify and hold harmless Sternberg to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than a Proceeding by or in the right of the Company) and to which Sternberg was or is a party or is threatened to be made a party by reason of the fact that Sternberg serving as Chairman, or by reason of anything done or not done by Sternberg in such capacity, provided that Sternberg acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner Sternberg reasonably believed to be in or not opposed to the best interests of the Company and the Company Affiliates, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including reasonable attorney’s fees) incurred by Sternberg as a result of Sternberg being called as a witness in connection with any matter involving the Company, the Company Affiliates and/or any of their respective officers or directors, provided that the Company shall not be obligated to pay for any such attorney’s fees if there is no appreciable risk of liability to Sternberg as a result of serving as such a witness, provided further that, in such event, the Company (at its expense) will provide Sternberg with reasonable access to the Company’s legal counsel for the sole purpose of advising Sternberg in connection Sternberg’s serving as such a witness.

14.2 The Company shall pay any expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities incurred by Sternberg in investigating, defending, settling or appealing any action, suit or proceeding described in this Section in advance of the final disposition of such action, suit or proceeding, as such expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and other liabilities come due in accordance with applicable law. The Company shall promptly pay the amount of such expenses to Sternberg, but in no event later than ten (10) days following Sternberg’s delivery to the Company of a written request for an advance pursuant to this Section, together with a reasonable accounting of such expenses.

14.3 Sternberg hereby undertakes and agree to repay to the Company any advances made pursuant to this Section within ten (10) days after an ultimate finding that Sternberg is not entitled to be indemnified by the Company for such amounts.

14.4 The Company shall make the advances contemplated by this Section regardless of Sternberg’s financial ability to make repayment, and regardless whether indemnification of Sternberg by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section shall be unsecured and interest-free.

14.5 The Company covenants to maintain during Sternberg’s service for the benefit of Sternberg (in his capacity as a director of the Company) Directors and Officers Insurance providing benefits to Sternberg no less favorable, taken as a whole, than the benefits provided to the other directors of the Company by the Directors and Officers Insurance maintained by the Company on the date hereof.

14.6 The provisions of this Section 14 shall survive the expiration or termination of the Term.

15. Miscellaneous Provisions.

15.1 Section 409A Compliance. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Sternberg of any additional tax, penalty, or interest under Section 409A of the Code If a payment obligation under this Agreement arises on account of Sternberg’s separation from service while Sternberg is a “specified employee” (as defined under Section 409A of the Code), any payment of “deferred compensation” (as defined under Section 409A and applicable regulations) that is scheduled to be paid within six (6) months after such separation from service shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Sternberg’s estate following his death.

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15.2 Assignability and Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Sternberg, and shall inure to the benefit of and be binding upon the Company, the Company Affiliates and their successors and assigns, but the obligations of Sternberg are personal services and may not be delegated or assigned. Sternberg shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of Sternberg’s rights and obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect. This Agreement may be assigned by the Company to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, in the event Sternberg becomes employed by a parent, subsidiary or other affiliate of the Company, this Agreement shall thereupon automatically be assigned to such parent, subsidiary or other affiliate and Sternberg consents to be bound by the provisions of this Agreement for the benefit of the Company and/or any such parent, subsidiary or other affiliate of the Company without the necessity that this Agreement be re-signed at the time of such transfer.

15.3 Right of Set-Off. To the extent permitted by applicable law, the Company may at any time offset against any amounts owed to Sternberg hereunder or otherwise due or to become due to Sternberg, or anyone claiming through or under Sternberg, any debt or debts due or to become due from Sternberg to the Company.

15.4 Severability and Blue Penciling. If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect. However, if any court determines that any covenant in this Agreement, is unenforceable because the duration, geographic scope or restricted activities thereof are overly broad, then such provision or part thereof shall be modified by reducing the overly broad duration, geographic scope or restricted activities by the minimum amount so as to make the covenant, in its modified form, enforceable.

15.5 Choice of Law and Forum; Attorneys’ Fees. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, formation, existence, negotiation, validity, termination or enforceability (including non-contractual obligations, disputes or claims) (“Dispute”) shall be governed by and construed in accordance with the laws of Ireland. Subject to clause 15.7 below, the Parties irrevocably agree that the courts of Ireland will have exclusive jurisdiction to settle any Dispute and, for such purposes irrevocably submits to the exclusive jurisdiction of the courts of Ireland. Any proceeding, suit or action arising out of or in connection with this Agreement (together, “Proceedings”) shall therefore be brought in the courts of Ireland. Each of the Parties irrevocably waives any right that it may have to object to Proceedings being brought in the courts of Ireland, to claim that the action has been brought in an inconvenient forum or to claim that those courts do not have jurisdiction. Notwithstanding the foregoing and in accordance with section 13, the Company reserves the right to seek injunctive relief in any jurisdiction.

15.6 Arbitration. Any dispute or difference of any kind howsoever arising out of or in connection with this Agreement, shall be referred to and exclusively and finally resolved and settled by binding and confidential arbitration administered by the International Chamber of Commerce International Court of Arbitration (the “ICC”) as set forth herein and in accordance with the ICC’s Rules of Arbitration in effect as of the time of such arbitration (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause 15.7 except as they may be modified herein or pursuant to a written agreement executed by the Parties. Subject to section 13, each party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration as set forth in this clause 15.7. The arbitration shall be conducted in the English language and the place of arbitration shall be Dublin, Ireland.

15.7 Notices.

(a) Any notice or other communication under this Agreement shall be in writing and shall be delivered by hand, email, facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(i) If to Sternberg, to Sternberg’s address on the books and records of the Company.

(ii) If to the Company, to the Chief Executive Officer at the Company’s principle executive office or at such other mailing address, email address or facsimile number as it may have furnished in writing to Sternberg.

(b) Any notice so addressed shall be deemed to be given: if delivered by hand or email, on the date of such delivery; if by facsimile, on the date of such delivery if receipt on such day is confirmed and, if not so confirmed, on the next business day; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

15.8 Survival of Terms. All provisions of this Agreement that, either expressly or impliedly, contain obligations that extend beyond the Term, including without limitation Sections 8-13 and 15 hereof, shall survive the termination of this Agreement and of Sternberg’s service hereunder for any reason.

15.9 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any Party. The Parties acknowledge that both of them have participated in drafting this Agreement; therefore, any general rule of construction that any ambiguity shall be construed against the drafter shall not apply to this Agreement. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

15.10 Further Assurances. The Parties will execute and deliver such further documents and instruments and will take all other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement.

15.11 Voluntary and Knowing Execution of Agreement. Sternberg acknowledges that (i) Sternberg has had the opportunity to consult an attorney regarding the terms and conditions of this Agreement before executing it, (ii) Sternberg fully understands the terms of this Agreement including, without limitation, the significance and consequences of the post-service restrictive covenants in Section 8 above, and (iii) Sternberg is executing this Agreement voluntarily, knowingly, and willingly and without duress.

15.12 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties concerning the subject matter hereof, and it supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements regarding such subject matter. Each Party acknowledges and agrees that such Party is not relying on, and may not rely on, any oral or written representation of any kind that is not set forth in writing in this Agreement.

15.13 Waivers and Amendments. This Agreement may be altered, amended, modified, superseded or cancelled, and the terms hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party alleged to have waived compliance. Any such signature of the Company must be by an authorized signatory for the Company. No delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

15.14 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. This Agreement may be executed by original signature, and/or signature originally signed by hand but transmitted via email (e.g., by scanned .PDF) or facsimile, and by electronic signature technology (e.g., DocuSign), which signature shall be considered as valid and binding as an original signature and delivery of such executed counterpart signature page by electronic signature technology, facsimile or email shall be as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement. The parties hereby waive any defenses to the enforcement of the terms of this Agreement based on such electronic, faxed or emailed signatures.

15.15 Termination. In the event that the BCA is terminated and transactions contemplated thereby are not consummated, this Agreement shall terminate and be of no force and effect. Notwithstanding the termination of this Agreement, Sternberg shall continue to comply with the confidentiality obligations in this Agreement in relation to any trade secrets that were disclosed to Sternberg during his performance of this Agreement for so long as such remain a trade secret.

[The remainder of this page is intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

CHAIRMAN:

Ophir Sternberg

COMPANY:

EMPATAN PUBLIC LIMITED COMPANY

By:
Name:
Title: